EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 6, 2013, with respect to the consolidated financial statements, schedules, and internal control over financial reporting in the Annual Report of LSI Industries Inc. on Form 10-K for the year ended June 30, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of LSI Industries Inc. on Form S-3 (File No. 333-169266) and on Forms S-8 (File No. 333-11503, File No. 333-91531, File No. 333-100038, File No 333-100039, File No. 333-110784, File No. 333-169264, File No. 333-183747, and File No. 333-186446).

/s/ GRANT THORNTON LLP

Cincinnati, Ohio

September 6, 2013